UNIROYAL CHEMICAL CORPORATION

                   PURCHASE RIGHT PLAN

           (formerly the UCC Investors Holding,
               Inc. Restricted Stock Plan)


             Effective as of October 31, 1989

                            as

                   Amended and Restated

                   as of March 10, 1995


               UNIROYAL CHEMICAL CORPORATION
                      PURCHASE RIGHT PLAN


               1.   Purpose.  The purpose of this Uniroyal
     Chemical Corporation Purchase Right Plan (this "Plan"), as herein set forth, by and between Uniroyal Chemical Corporation (formerly named UCC Investors Holding, Inc.) (the "Company") and each Management Investor, is to establish an additional equity participation relationship between the Company and its key executives and employees, thereby directly aligning their interests, income oppor-tunities and risks with those of other shareholders and to foster teamwork, entrepreneurial spirit and focused effort toward the achievement of the Company's long-term business strategy and objectives through the opportunity pursuant to this Plan to purchase shares of Common Stock, par value $.01 per share, of the Company ("Shares").

               2. Administration. (a) This Plan shall be administered by a committee as may be constituted from time to time (the "Committee"). The Committee shall have as its members the members of the Compensation Committee of the Board of Directors of the Company (the "Board"), or if no Compensation Committee exists, the Committee shall have as its members the members of the Board of Directors of the Company. The Committee shall interpret this Plan, prescribe, amend and rescind rules and regula-tions relating thereto and make all other determinations necessary or advisable for the administration of this Plan. Any such action by the Committee shall be final and conclusive on all persons having any interest in any right (a "Purchase Right") to purchase Shares pursuant to this Plan ("Plan Shares"), or Plan Shares to which such action relates. The Committee shall hold meetings at such times and places as it may decide and shall keep minutes of its proceedings. A majority of the members of the Committee shall constitute a quorum for purposes of any action taken by the Committee and all such actions shall be taken by a majority vote of the members present at any such meeting. Any action by the Committee may be taken by written instrument signed by all of the members, and any such action shall be as fully effective as if it had been taken by a majority of the members at a meeting duly called and held. No member of the Board or the Committee shall be liable for any action, determination or omission made by him or her in good faith with respect to his or her service on the Committee.

                    (b)  The Committee shall have the power
     from time to time:

                    (i)  to determine, upon the recommendation
     of the Chief Executive Officer of the Company, and within the limits of the express provisions of this Plan, those Participants (as defined in Section 3 hereof) to whom Purchase Rights shall be granted and the terms and condi-tions (which need not be identical) of each Purchase Right, including, without limitation, the number of Plan Shares to be subject to each Purchase Right, the time period during which each Purchase Right may be exercised, the purchase price per Plan Share under each Purchase Right (subject to Section 7 hereof), the time or times within which (during the term of the Purchase Right) all or any portion of each Purchase Right may be exercised and whether cash, Shares, promissory notes (secured or unsecured) or other property, or any combination thereof may be accepted in full or partial payment for Plan Shares purchased pursuant to a Purchase Right; and

                    (ii) generally, to exercise such powers
     and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to this Plan.

                    (c)  All Purchase Rights previously grant-
     ed by the Company on February 1, 1991, December 1, 1991, January 1, 1993 and September 30, 1994 shall be deemed to have been granted hereunder on the terms and subject to the conditions set forth in such Purchase Rights.

               3. Participants. Participants will consist of such key executives and employees of the Company as the Committee from time to time designates upon the recommen-dation of the Chief Executive Officer of the Company and within the limits of the express provisions of this Plan. Directors of the Company shall not participate in this Plan as such, but an employee, who is otherwise eligible to participate, may participate in this Plan notwith-standing that he is also a director. The Committee's determination to grant Purchase Rights to a Participant in any year shall not require the Committee to grant Purchase Rights to such Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the number and terms of Purchase Rights to be granted to them, including without limitation: (i) the recommenda-tion of the Chief Executive Officer of the Company; (ii) the financial condition of the Company; (iii) anticipated profits for the current or future years; (iv) contribu-tions of Participants to the profitability and develop-ment of the Company; and (v) other compensation provided to Participants.

               4.  Plan Shares.  The total number of Plan
     Shares reserved for issuance, and potentially available for purchase by all Participants, under this Plan is 757,030; provided, however, that such number of Plan Shares shall be adjusted in accordance with the provi-sions of Section 10 hereof. The Company shall reserve for the purposes of the Plan such number of Shares as determined by the Board of Directors of the Company out of either authorized but unissued Shares, treasury Shares or partly out of each.

               5. Vested Shares. All Plan Shares upon issu-ance shall be fully vested shares of Common Stock of the Company.

               6. Issuance of Plan Shares. Plan Shares shall be issued upon exercise, in part or in full, of a Pur-chase Right covering at least the number of Plan Shares to be so issued, and payment of the Plan Share exercise price under such Purchase Right.

               7.   Purchase Price.  The purchase price of
     each Plan Share pursuant to the exercise of a Purchase Right shall be $1.00 per share or such higher price as the members of the Board of Directors of the Company shall determine; provided, however, that such purchase price shall be adjusted in accordance with the provisions of Section 10 hereof.

               8. Unexercised Purchase Rights. If any Pur-chase Right granted under this Plan expires unexercised, or is surrendered by a Participant for cancellation, or is terminated or ceases to be exercisable for any other reason without having been fully exercised prior to the end of the period during which Purchase Rights may be granted under this Plan, the Plan Shares theretofore sub-ject to such Purchase Right, or to the unexercised por-tion thereof, shall again become available for new Pur-chase Rights to be granted under this Plan to any Partic-ipant.

               9.  Terms and Conditions of Purchase Rights.

                    (a)  Purchase Rights granted pursuant to
     this Plan shall be authorized by the Committee and shall be evidenced by delivery to the Participant of an Award and Share Purchase Agreement (the "Share Purchase Agree-ment") substantially in the form attached hereto as Exhibit A. Such Share Purchase Agreement shall state:
     (i) the number of Plan Shares with respect to which the Purchase Right is granted, (ii) the purchase price per Plan Share, (iii) the duration of the Purchase Right,
     (iv) the method of purchasing such Plan Shares, and (v) such other information as the Committee deems appropriate or necessary. The terms and conditions of each Purchase Right must be consistent with the provisions of this Plan and will be applicable only to the grant that it announc-es.

                    (b)  The Purchase Rights granted under
     this Plan shall be in such form and upon such terms and conditions as the Committee shall from time to time determine, subject to the provisions of this Plan. As a condition to exercise of a Purchase Right granted hereun-der a Participant shall be required to agree to and execute a counterpart of a Share Purchase Agreement. The purchase of Plan Shares pursuant to any Purchase Right may be subject to such other provisions (whether or not applicable to the Purchase Right awarded to any other Participant) as the Committee, reasonably determines appropriate, including, without limitation, restrictions on resale or other disposition, such provisions as may be appropriate to comply with federal or state securities laws and stock exchange requirements, and undertakings or conditions as to the Participant's employment in addition to those specifically provided for under this Plan or the Share Purchase Agreement.

               10. Adjustments. The aggregate number of Plan Shares with respect to which Purchase Rights may be granted hereunder, the number of Shares subject to each outstanding Purchase Right, the number of Plan Shares subject to repurchase by the Company and the purchase price for each such Plan Share, shall all be equitably and appropriately adjusted, in such manner as the Commit-tee may determine, for any increase, reduction or change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolida-tion, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

               11. Stock Certificates. Each Participant who exercises a Purchase Right or any portion thereof in accordance with the Plan and the relevant Share Purchase Agreement shall be issued a stock certificate in respect of such Plan Shares. Such certificate shall be regis-tered in the name of the Participant.

               12. Legal and Other Requirements. The obliga-tion of the Company to sell and deliver Plan Shares granted and purchased under this Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effective-ness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Committee, covering the Plan Shares reserved for issuance. All certificates for Plan Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other require-ments of the Securities and Exchange Commission, any stock exchange upon which the Plan Shares are then listed and any applicable federal or state securities laws and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to any such restrictions.

               13. Rights as a Shareholder. Upon exercise of all or any portion of any Purchase Right, a Participant shall have all of the rights as a stockholder with re-spect to the Plan Shares covered by the Purchase Right or the portion thereof exercised by him, subject to the provisions of this Plan and the Share Purchase Agreement related to the Purchase Right.

               14.  Nontransferability of Purchase Rights.
     During the lifetime of a Participant, any Purchase Right granted to him shall be exercisable only by him. No Purchase Right shall be assignable or transferable (ex-cept by will or the laws of descent and distribution). Any such attempt to transfer or assign such Purchase Right shall be null and void. The granting of a Purchase Right shall impose no obligation upon the Participant to exercise such Purchase Right.

               15. Tax Withholding. The Company shall comply with the obligations imposed on the Company under appli-cable tax withholding laws, if any, with respect to Purchase Rights granted, and Plan Shares purchased, here-under, and the disposition of Plan Shares thereafter, and shall be entitled to do any act or thing to effectuate any such required compliance, including, without limita-tion, withholding from amounts payable by the Company to a Participant and making demand on a Participant for the amounts required to be withheld.

               16.  No Contract of Employment.  Neither the
     adoption of this Plan, the grant of any Purchase Right or the purchase of Plan Shares hereunder shall be deemed to obligate the Company to continue the appointment, employ-ment, or engagement of any Participant for any particular period.

               17. No Effect on Plans. Neither the adoption of this Plan, the grant of any Purchase Right or the purchase of Plan Shares hereunder shall be deemed to pre-clude the making of any award pursuant to any other compensation, stock option, long-term incentive, bonus or other plan that may be in effect from time to time.

               18. Indemnification of Committee. The members of the Committee shall be indemnified by the Company to the fullest extent permitted by Delaware law, the Company's Certificate of Incorporation and the Company's By-laws.

               19.  Amendment and Termination of Plan.  The
     Company may amend this Plan from time to time or termi-nate this Plan at any time; provided, however, that no such action shall reduce the number of Plan Shares sub-ject to then outstanding Purchase Rights granted to any Participant or materially adversely change the terms and conditions thereof without the Participant's consent. Without further action by the Board or the stockholders of the Company, this Plan shall terminate ten years after the effective date of this Plan; provided, however, that the termination of this Plan shall not effect any Pur-chase Rights outstanding at such date.

               20.  Regulations and Other Approvals Governing Law.
                    (a)  This Plan shall be governed by and
     construed in accordance with the laws of the State of Delaware.

                    (b)  Except as otherwise provided in
     Section 19, the Committee may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authorities.

               21. Effective Date of Plan. This Plan shall become effective as of October 31, 1989.